Exhibit 10.1

[Execution]

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (“Amendment No. 1”), dated as of August 25, 2015, is entered into by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as agent (in such capacity, together with its successors and assigns, “Administrative Agent”) pursuant to the Credit Agreement (as defined below) for the Lenders (as defined below), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), DESTINATION MATERNITY CORPORATION, a Delaware corporation (“Lead Borrower”), CAVE SPRINGS, INC., a Delaware corporation (“Cave”, and together with Lead Borrower, each a “Borrower” and collectively, “Borrowers”), MOTHERS WORK CANADA, INC., a Delaware corporation (“Mother Works”), DM URBAN RENEWAL, LLC, a New Jersey limited liability company (“DM Urban”, and together with Mother Works, each a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H :

WHEREAS, Administrative Agent, Lenders and Borrowers have entered into financing arrangements pursuant to which Lenders (or Administrative Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Credit Agreement, dated as of November 1, 2012, by and among Borrowers, Guarantors, Administrative Agent and Lenders (as the same has been and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced the “Credit Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Credit Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”);

WHEREAS, Borrowers and Guarantors have requested that Administrative Agent and Lenders make certain amendments to the Credit Agreement and other Loan Documents as set forth herein, which Administrative Agent and Lenders are willing to do subject to the terms and provisions hereof; and

WHEREAS, by this Amendment No. 1, Administrative Agent, Lenders, Borrowers and Guarantors wish and intend to evidence such amendments.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions

(a) Additional Definition. As used herein, the following term shall have the meaning given to it below, and the Credit Agreement and the other Loan Documents are hereby amended to include, in addition and not in limitation, the following definition:

“Amendment No. 1” shall mean Amendment No. 1 to Credit Agreement, dated as of August 25, 2015, by and among Borrowers, Guarantors, Administrative Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Amendment No. 1 Effective Date” shall mean the date on which each of the conditions precedent to the effectiveness of Amendment No. 1 are satisfied or are waived by Administrative Agent.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Loan Parties, their Restricted Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage; including the FCPA, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, any Sanctions Laws, and the Laws administered by OFAC.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named on the most current OFAC Lists.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.).

“London Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the SDN List and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

“Qualified ECP Guarantor” means, in respect of any Swap Contract, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reuters Screen LIBOR01 Page” means the display page LIBOR01 on the Reuters service or any successor display page, other published source, information vendor or provider that has been designated by the sponsor of Reuters Screen LIBOR01 page.

“Sanctions Laws” has the meaning set forth in Section 5.22.

“SDN List” means the list of the Specially Designated Nationals and Blocked Persons.

(b) Amendments to Definitions.

(i) The definition of “Aggregate Commitments” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to “$61,000,000” and replacing it with “$76,000,000”.

(ii) The definition of “Aggregate Tranche A Revolving Loan Commitments” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to “$55,000,000” and replacing it with “$70,000,000”.

(iii) The definition of “Arranger” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

“ ‘Arranger’ means Wells Fargo Bank, National Association, in its capacity as sole lead arranger and sole book manager.”

(iv) The definition of “Fee Letter” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

“ ‘Fee Letter’ means the letter agreement, dated as of the Amendment No. 1 Effective Date, among Borrowers, the Administrative Agent and the Arranger, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced with the consent of the Administrative Agent and Borrowers.”

(v) The definition of “Letter of Credit Sublimit” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to “$30,000,000” and replacing it with “$15,000,000”.

(vi) The definition of “LIBO Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

“ ‘LIBO Rate’ means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum rate which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m., London time, on the second London Business Day preceding the first day of such Interest Period (or if such rate does not appear on the Reuters Screen LIBOR01 Page, then the rate as determined by the Agent from another recognized source or interbank quotation), for a term, and in an amount, comparable to the Interest Period and the amount of the LIBO Rate Loan requested (whether as an initial LIBO Rate Loan or as a continuation of a LIBO Rate Loan or as a conversion of a Base Rate Loan to a LIBO Rate Loan) by Borrowers in accordance with this Agreement (and, if any such rate is below zero, the LIBO Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.”

(vii) The definition of “Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to “November 1, 2017” and replacing it with “August 25, 2020”.

(viii) The definition of “Real Property Availability” is hereby amended and restated in its entirety as follows: “[Reserved]”.

(ix) The definition of “Swing Line Sublimit” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to “$10,000,000” and replacing it with “$15,000,000”.

(x) Clause (e) of the definition of “Tranche A Borrowing Base” is hereby amended and restated in its entirety as follows: “[Reserved]”.

(xi) The definition of “Tranche A Revolving Loan Limit” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

“ ‘Tranche A Revolving Loan Limit’ means the lesser of (a) $70,000,000 (subject to adjustment as provided in Sections 2.06 and 2.15 of the Agreement) and (b) the Tranche A Borrowing Base.”

(c) Interpretation. All capitalized terms used herein shall have the meanings assigned thereto in the Credit Agreement and the other Loan Documents, unless otherwise defined herein.

2. Amendments to Credit Agreement.

(a) Borrowings, Conversions and Continuations of Committed Loans. Section 2.02(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(ii) on the Business Day of the request of any Borrowing of Base Rate Loans.”

(b) Increase in Tranche A Revolving Loan Commitments. Section 2.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.15 Increase in Tranche A Revolving Loan Commitments.

(a) Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, the Lead Borrower may from time to time deliver a written request to the Administrative Agent to request an increase in the Tranche A Revolving Loan Commitments by an amount (for all such requests) not exceeding $15,000,000; provided, that, (i) any such request for an increase shall be in a minimum amount of $2,500,000, (ii) shall be irrevocable, and (iii) the Lead Borrower may make a maximum of five (5) such requests during the term of this Agreement.

(b) Notification by Administrative Agent; Additional Lenders. Upon the receipt by the Administrative Agent of any such written request, Administrative Agent shall notify each of the Lenders of such request. Wells Fargo shall have the option (but not the obligation) to provide each requested increase in the Tranche A Revolving Loan Commitment described in clause (a) above. Wells Fargo shall notify the Administrative Agent within ten (10) Business Days (or such shorter period of time specified by the Administrative Agent) after the receipt of such notice from the Administrative Agent whether Wells Fargo is willing to so increase its commitment and its Tranche A Revolving Loan Commitment, and if so, the amount of such increase; provided, that Wells Fargo shall not be obligated to agree to any such increase; it being agreed that the determination whether to agree to any such increase shall be within the sole and absolute discretion of Wells Fargo. If the aggregate amount of the increases in the Tranche A Revolving Loan Commitments received from Wells Fargo does not equal the amount of the increase in the Tranche A Revolving Loan Commitment requested by Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for an existing Lender to increase its Tranche A Revolving Loan Commitment or other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Tranche A Revolving Loan Commitments requested by the Lead Borrower and not accepted by Wells Fargo (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders, in consultation with the Administrative Agent) (each, an “Additional Commitment Lender”). In the event Wells Fargo or any Additional Commitment Lender has agreed to provide increases in their Tranche A Revolving Loan Commitments or new Tranche A Revolving Loan Commitments (as applicable) in an aggregate amount in excess of the increase in the Aggregate Commitments requested by the Lead Borrower or permitted hereunder, the

Administrative Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Assignees, in such amounts and manner as the Administrative Agent may determine, after consultation with the Lead Borrower.

(c) Conditions to Effectiveness of Increase. As a condition precedent to such increase in the amount of the Tranche A Revolving Loan Commitment of Wells Fargo or new or additional Tranche A Revolving Loan Commitments of any Additional Commitment Lender, as the case may be (and a concurrent increase in the Tranche A Revolving Loan Limit), (i) the Lead Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects on and as of the Increase Effective Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language, they shall be true and correct in all respects, and (iii) for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (ii) the Borrowers shall have paid such fees and other compensation to Wells Fargo or any Additional Commitment Lenders as the Lead Borrower and Wells Fargo or such Additional Commitment Lenders shall agree, as the case may be; provided, that, in no event shall the fees (including any initial commitment fee), interest rate and other compensation offered or paid in respect of additional Tranche A Revolving Loan Commitments or increase in Tranche A Revolving Loan Commitments have higher fees or rates than the amounts paid and payable to the then existing Lenders in respect of their Tranche A Revolving Loan Commitments, unless the fees, interest rate and other compensation payable to the then existing Lenders are increased to the same as those paid in connection with the additional Tranche A Revolving Loan Commitments or increase in Tranche A Revolving Loan Commitments; (iii) the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Lead Borrower and the Administrative Agent may agree; (iv) no Default or Event of Default exists; (v) the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; and (vi) the Borrowers and any Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested.

(d) Increase Effective Date. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) which date shall be no more than 10 days following the date of the requested increase; provided, that, all of the conditions set forth in clause (b) have been satisfied.

(e) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.”

(c) Compliance with Laws. Section 5.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Generally.

(i) Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii) No part of the proceeds of any Loan will be used directly or indirectly (1) for the purpose of financing any activities or business of or with any Person subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including OFAC) or any other applicable sanctions authority (the associated Laws, rules, regulations and orders, collectively, “Sanctions Laws”) or (2) for any payments to any Government Official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Sanctions Laws or the FCPA

(b) Anti-Terrorism Laws, Etc. Without limiting the foregoing, no Loan Party, any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Loan Party, any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

(c) Anti-Corruption Laws, Etc. No Loan Party, any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates or any officer, director, or employee, or agent, representative, sales intermediary of such Person, in each case, acting on behalf of any Loan Party or any of its Restricted Subsidiaries in violation of any applicable Anti-Corruption Law. None of the Loan Parties, its Restricted Subsidiaries or any of their Affiliates has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. There is no material suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or, to the knowledge of any executive officer of the Borrowers, threatened against or affecting the Loan Parties, their Restricted Subsidiaries or any of their Affiliates related to any applicable Anti-Corruption Law, before or by any Governmental Authority. None of the Loan Parties nor any of their respective Restricted Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. In the three (3) years prior to the Closing Date, none of the Loan Parties nor any of their respective Restricted Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.

(d) Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and its Restricted Subsidiaries are in compliance in all material respects with all Sanctions Laws, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party, any of its Restricted Subsidiaries, or, to the knowledge of the Borrowers, any of their respective Affiliates, officers or directors (i) is a Person designated by the U.S. government on the list of the SDN List with which a U.S. Person cannot deal or otherwise engage in business transactions or (ii) is organized, resident or operating in any country or territory that is itself the target of any Sanctions Laws.”

(d) Section 6.08 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.08 Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including all applicable ERISA, FCPA, OFAC, PATRIOT Act and anti-money laundering Laws), except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.”

(e) Article 10 of the Credit Agreement is hereby amended by adding a new Section 10.28 as follows:

“10.28 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee in respect of Swap Contracts (provided, that, each Qualified ECP Guarantor shall only be liable under this Section 10.28 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.28, or otherwise under the Guarantee, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Payment in Full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.28 constitute, and this Section 10.28 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

3. Representations, Warranties and Covenants. Borrowers and Guarantors hereby represent, warrant and covenant to Administrative Agent and the Lenders the following (which shall survive the execution and delivery of this Amendment No. 1), the truth and accuracy of which is a continuing condition of the making of Advances to Borrowers:

(a) This Amendment No. 1 and each other agreement or instrument to be executed and delivered by Borrowers and Guarantors in connection herewith (collectively, together with this Amendment No. 1, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action on the part of Borrowers and Guarantors, and the agreements and obligations of Borrowers and Guarantors contained herein and therein constitute the legal, valid and binding obligations of Borrowers and Guarantors, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditor’s rights generally and by general principles of equity;

(b) The execution, delivery and performance of this Amendment No. 1 and the other Amendment Documents (if any) (i) are all within Borrowers’ and Guarantors’ corporate or limited liability company powers, as applicable, (ii) are not in contravention of law or the terms of Borrowers’ and Guarantors’ certificate or articles of organization or formation, operating agreement or other organizational documentation, or any indenture, agreement or undertaking to which Borrowers and Guarantors are a party or by which Borrowers and Guarantors or their property are bound and (iii) shall not result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, other than liens permitted by the Credit Agreement and the Loan Documents as amended hereby;

(c) All of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

(d) After giving effect to the amendments set forth in this Amendment No. 1, no Default or Event of Default exists; and

(e) No action of, or filing with, or consent of any governmental or public body or authority, and no approval or consent of any other party (other than, in each case, actions, filings or consents that have already been taken, made or obtained) is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment No. 1 and the other Amendment Documents (if any), except to the extent the failure to so obtain any such action, filing or consent would not reasonably be expected to have a Material Adverse Effect.

4. Conditions Precedent. This Amendment No. 1 shall not be effective until each of the following conditions precedent is satisfied in a manner satisfactory to Administrative Agent:

(a) the receipt by Administrative Agent of this Amendment No. 1, duly authorized and executed by Borrowers, Guarantors and Administrative Agent; and

(b) the receipt by Administrative Agent of the Amended and Restated Fee Letter, dated as of the date hereof, duly authorized and executed by Borrowers and Administrative Agent;

(c) the receipt by Administrative Agent of all fees payable in respect of this Amendment No. 1.

(d) the representations and warranties set forth in Section 3 of this Amendment No. 1 are true and accurate in all material respects; and

(e) no Default or Event of Default shall exist or have occurred (after giving effect to the amendments made pursuant to this Amendment No. 1).

5. Effect of this Amendment. This Amendment No. 1 constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof. Except as expressly amended pursuant hereto, no other changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Credit Agreement or any of the other Loan Documents are inconsistent with the provisions of this Amendment No. 1, the provisions of this Amendment No. 1 shall control.

6. Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Administrative Agent to effectuate the provisions and purposes of this Amendment No. 1.

7. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York, but excluding any principles of conflicts of laws that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

8. Binding Effect. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

9. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 1, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 1 by telecopier or other electronic means shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1. Any party delivering an executed counterpart of this Amendment No. 1 by telecopier or other electronic means also shall deliver an original executed counterpart of this Amendment No. 1, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 1 as to such party or any other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS hereof, the parties have executed and delivered this Amendment No. 1 as of the day and year first above written.

BORROWERS:

DESTINATION MATERNITY CORPORATION

By:	/s/ Anthony M. Romano
Name:	Anthony M. Romano
Title:	Chief Executive Officer

CAVE SPRINGS, INC.

By:	/s/ Ronald J. Masciantonio
Name:	Ronald J. Masciantonio
Title:	Assistant Secretary

GUARANTORS:

MOTHERS WORK CANADA, INC.

By:	/s/ Judd P. Tirnauer
Name:	Judd P. Tirnauer
Title:	Treasurer

DM URBAN RENEWAL, LLC.

By:	/s/ Judd P. Tirnauer
Name:	Judd P. Tirnauer
Title:	Executive Vice President & Chief Financial Officer

[Signatures Continued on Following Page]

[Signature Page to Amendment No. 1 to Credit Agreement]

[Signatures Continued from Previous Page]

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Stavrakos
Name:	Michael Stavrakos
Title:	Assistant Vice President

[Signature Page to Amendment No. 1 to Credit Agreement]